Exhibit 99.1

Ultra Petroleum Announces First Quarter 2015 Results, Production Of 70.4 Bcfe, And Adjusted EPS Of $0.14 Per Diluted Share

HOUSTON, April 30, 2015 /PRNewswire/ -- Ultra Petroleum Corp. (NYSE: UPL) today reported first quarter 2015 operating and financial results. Highlights include:

  Produced natural gas and oil volumes of 70.4 Bcfe, an increase of 23% above year ago levels
  Generated operating cash flow(1) of $111.4 million
  Generated earnings of $21.1 million or $0.14 per diluted share – adjusted(2)
  45 percent cash flow margin(4)

First Quarter Results

"Our strategic repositioning to operated Western Basin natural gas away from non-operated Eastern Basin natural gas is having very positive results. Our Wyoming operating margins were 100 percent greater than our Pennsylvania margins for the first quarter of 2015," stated Michael D. Watford, Chairman, President and Chief Executive Officer. "All of our 23 percent production growth arose from operated Western Basin properties."

Ultra Petroleum reported adjusted net income(2) of $21.1 million, or $0.14 per diluted share for the first quarter of 2015. Operating cash flow(1) was $111.4 million for the quarter ended March 31, 2015.

For the first quarter of 2015, production of natural gas and oil was 70.4 billion cubic feet equivalent (Bcfe). The company's production for the first quarter was comprised of 64.7 billion cubic feet (Bcf) of natural gas and 951.1 thousand barrels (Mbbls) of oil and condensate.

During the first quarter of the year, Ultra Petroleum's average realized natural gas price was $3.29 per thousand cubic feet (Mcf), including realized gains and losses on commodity hedges. Excluding realized gains and losses on commodity derivatives, the company's average price for natural gas was $2.84 per Mcf. The company's average realized oil and condensate price was $37.34 per barrel (Bbl).

First quarter 2015 results included an unrealized, mark-to-market gain of $7.5 million on the company's commodity hedges. The unrealized gain is typically excluded by the investment community in published estimates.

Wyoming - Operational Highlights

During the first quarter, Ultra Petroleum and its partner drilled 47 gross (30 net) Pinedale wells and placed on production 40 gross (29 net) wells.

The first quarter average initial production (IP) rate for new operated wells brought online was 8.4 million cubic feet equivalent (MMcfe) per day. Wyoming's production averaged 693 MMcfe per day which is comprised of 663 million cubic feet per day of gas and 5,018 barrels per day of condensate. Total production during the first quarter was 62.4 Bcfe.

The table below outlines the decrease in average well costs and decrease in drilling times.

Pinedale Efficiency Gains
	Average Well Cost ($MM)	Spud to TD (Days)	Rig Release to Rig Release (Days)
Q1 2014	$3.80	11.9	16.2
Q4 2014	$3.70	10.0	12.4
Q1 2015	$3.45	8.8	11.2

The table below outlines the internal rates of return (IRR's) the company expects to realize in Pinedale for the remainder of the year. It details expected returns for wellhead prices between $2.50 to $4.00 per Mcf and Estimated Ultimate Recoveries (EURs) ranging from 4.0 to 6.0 Bcfe for a $3.4 million well.

Pinedale IRR's
Wellhead Gas Price ($/Mcf)	Reserve Size (Bcfe)
	6.0	5.0	4.0
$2.50	41%	27%	15%
$3.00	60%	39%	24%
$3.50	82%	55%	33%
$4.00	108%	72%	44%
	Economics at $3.4 million/well cost

"Cycle time reductions are the largest factor in the lower well costs realized year-to-date in Pinedale. Some cost of service reductions have occurred, but we expect most of the reductions to be realized throughout the balance of 2015. At current costs, our PV-10 breakeven natural gas price is $1.70 for a 5.0 Bcfe well and the drilling program has an average finding and development cost of less than $1.00 per Mcfe," stated Brad Johnson, Senior Vice President Operations.

Utah - Operational Highlights

During the first quarter, Ultra drilled 13 gross (13 net) wells and placed on production 1 gross (1 net) Uinta well. Ultra's production averaged 6,690 barrels of oil equivalent per day for the quarter.

With the dramatic decline in oil prices, the company decided to preserve its future inventory of wells and has deferred completions in the Uinta. It also plans to release its one operated rig in early May. As previously planned, the waterflood pilot will commence in mid-May as the company is well advanced in the planning, procurement and permitting process.

Pennsylvania - Operational Highlights

The company averaged 48.9 MMcfe per day of Marcellus production for the first quarter. Cumulative Pennsylvania production for the quarter was 4.4 Bcfe. As Marcellus returns are limited when compared to Pinedale, the company is currently not investing in this asset.

Financial Strength

As of March 31, 2015, 80 percent of Ultra Petroleum's outstanding borrowings were comprised of long-term, fixed-rate debt with an average remaining term of 6.4 years and a 5.8 percent weighted average coupon rate. The company has $319.0 million of available liquidity under its $1.0 billion revolver.

The covenant for the $2.141 billion of outstanding debt at the subsidiary level, consisting of the senior credit facility and senior notes, is based upon a debt to trailing twelve month EBITDA ratio that is not to exceed 3.5 times. It was 2.6 times at the end of the first quarter of 2015.

There is a total of $1.30 billion of debt issued at the parent company level subject to an interest coverage ratio of EBITDA to interest that needs to be at least 2.25 times or greater. At the end of the first quarter 2015, it was 4.5 times.

Commodity Hedges

The company has in place fixed price natural gas swaps for the balance of 2015 of 135.8 Bcf at a weighted average price of $3.71 per Mcf. This is approximately 64 percent of the estimated natural gas production for the remaining nine months of 2015. A majority of the swaps are in the second and third quarters of the year where it is estimated that approximately 87 percent of the company's natural gas production is hedged. The company opportunistically hedges a portion of its forecasted production to lessen the volatility associated with swings in commodity prices and improve the certainty of cash flows in support of its capital investment program.

The company's current hedge position is detailed in the table below:

NYMEX Natural Gas Swaps
	Q2 2015	Q3 2015	Q4 2015	FY2015

Volume (Bcf)	57.7	58.4	19.7	135.8
$/Mmbtu	$3.50	$3.50	$3.50	$3.50
$/Mcf	$3.71	$3.71	$3.71	$3.71

Second Quarter and Full-Year 2015 Production Guidance

The company is increasing its full-year 2015 production guidance to between 280 – 290 Bcfe from the previous range of 275 – 285 Bcfe while reaffirming its $460.0 million capital investment program. At the mid-point of guidance, it represents 14 percent annual production growth from 2014. It is expected that quarterly production for the remainder of the year will steadily increase building on first quarter volumes.

The following table details estimated production by region for full-year 2015 budget on the mid-point of the company's guidance range:

Region	Estimated Annual Production
Wyoming	91%
Pennsylvania	5%
Utah	4%

Second Quarter 2015 Price Realizations and Differentials Guidance

In the second quarter of 2015, the company's realized natural gas price is expected to average 6 to 8 percent below the NYMEX price due to differentials, before consideration of any hedging activity. Realized pricing for oil and condensate is expected to be about 18 – 20 percent below the average NYMEX price.

Second Quarter 2015 Expense Guidance

The following table presents the company's expected expenses per Mcfe in the second quarter of 2015 assuming a $2.62 per Mmbtu Henry Hub natural gas price and a $56.00 per Bbl NYMEX oil price.

Costs Per Mcfe	Q2 2015
Lease operating expenses	$ 0.43 – 0.47
Production taxes	$ 0.23 – 0.25
Gathering fees	$ 0.28 – 0.30
Total lease operating costs	$ 0.94 – 1.02

Transportation charges	$ 0.29 – 0.31
Depletion and depreciation	$ 1.33 – 1.37
General and administrative – total	$ 0.05 – 0.07
Interest expense	$ 0.60 – 0.62
Total operating costs per Mcfe	$ 3.21 – 3.39

2015 Annual Income Tax Guidance

Ultra currently projects a zero book tax rate for 2015 and anticipates additional tax refunds during the year.

2015 Annual Shareholders' Meeting

Ultra Petroleum's 2015 Annual and Special Meeting of Shareholders will be held Thursday, May 21, 2015 at 10:00 a.m. Central Daylight Time. The meeting will be held at:

The Greenspoint Club
16925 Northchase Drive
Houston, Texas 77060

All shareholders are invited to attend the meeting. Shareholders are asked to vote their shares in advance to ensure representation.

Conference Call Webcast Scheduled for April 30, 2015

Ultra Petroleum's first quarter 2015 results conference call will be available via live audio webcast at 11:00 a.m. Eastern Daylight Time (10:00 a.m. Central Daylight Time) Thursday, April 30, 2015. To listen to this webcast, log on to www.ultrapetroleum.com and follow the link to the webcast. The webcast replay and podcast will be archived on Ultra Petroleum's website through May 14, 2015.

Financial tables to follow.

Ultra Petroleum Corp.
Consolidated Statements of Income (unaudited)
All amounts expressed in US$000's,
Except per unit data
	For the Three Months Ended
	March 31,
	2015	2014
Volumes
Natural gas (Mcf)	64,704,365	53,292,174
Oil and condensate (Bbls)	951,116	658,049
Mcfe - Total	70,411,061	57,240,468

Revenues
Natural gas sales	$183,795	$271,539
Oil sales	35,514	54,760
Total operating revenues	219,309	326,299

Expenses
Lease operating expenses	26,112	21,013
LGS operating lease expense	5,162	5,076
Production taxes	19,895	25,931
Gathering fees	19,757	12,708
Total lease operating costs	70,926	64,728

Transportation charges	20,191	20,575
Depletion and depreciation	94,590	63,181
General and administrative	1,647	3,840
Stock compensation	1,993	2,505
Total operating expenses	189,347	154,829

Other income (expense), net	34	(48)
Litigation expense	(3,664)	-
Interest expense	(42,668)	(27,068)
Deferred gain on sale of liquids gathering system	2,638	2,638
Realized gain (loss) on commodity derivatives	29,359	(8,954)
Unrealized gain (loss) on commodity derivatives	7,506	(36,319)
Income before income taxes	23,167	101,719

Income tax (benefit) provision - current	(1,764)	4
Income tax (benefit) provision - deferred	(258)	-

Net income	$25,189	$101,715

Deferred taxes	(258)	-
Litigation expense	3,664	-
Unrealized (gain) loss on commodity derivatives	(7,506)	36,319
Adjusted net income (2)	$21,089	$138,034

Operating cash flow (1)	$111,370	$201,082
(see non-GAAP reconciliation)

Weighted average shares (000's)
Basic	153,042	153,042
Diluted	155,703	155,049

Earnings per share
Net income - basic	$0.16	$0.66
Net income - diluted	$0.16	$0.66

Adjusted earnings per share(2)
Adjusted net income - basic	$0.14	$0.90
Adjusted net income - diluted	$0.14	$0.89

Cash flow per share(1)
Cash flow per share - basic	$0.73	$1.31
Cash flow per share - diluted	$0.72	$1.30

Realized Prices
Natural gas (Mcf), including realized gain (loss)
on commodity derivatives	$3.29	$4.96
Natural gas (Mcf), excluding realized gain (loss)
on commodity derivatives	$2.84	$5.10
Oil liquids (Bbls), including realized gain (loss)
on commodity derivatives	$37.34	$80.42
Oil liquids (Bbls), excluding realized gain (loss)
on commodity derivatives	$37.34	$83.22

Costs Per Mcfe
Lease operating expenses	$0.44	$0.46
Production taxes	$0.28	$0.45
Gathering fees	$0.28	$0.22
Transportation charges	$0.29	$0.36
Depletion and depreciation	$1.34	$1.10
General and administrative - total	$0.05	$0.11
Interest expense	$0.61	$0.47
	$3.29	$3.17

Note: Amounts on a per Mcfe basis may not total due to rounding.

Adjusted Margins
Adjusted Net Income Margin(3)	8%	43%
Adjusted Operating Cash Flow Margin(4)	45%	63%

Ultra Petroleum Corp.
Supplemental Balance Sheet Data
All amounts expressed in US$000's
	As of
	March 31,	December 31,
	2015	2014
	(Unaudited)
Cash and cash equivalents	$33,962	$8,919
Outstanding debt
Bank indebtedness	681,000	518,000
Senior notes	2,760,000	2,860,000
	$3,441,000	$3,378,000

Reconciliation of Operating Cash Flow and Net Cash Provided by Operating Activities (unaudited)
All amounts expressed in US$000's
The following table reconciles net cash provided by operating activities with operating cash flow as derived from the company's financial information.

	For the Three Months Ended
	March 31,
	2015	2014

Net cash provided by operating activities	$121,799	$175,575
Net changes in operating assets and liabilities
and other non-cash items	(10,429)	25,507
Net cash provided by operating activities before
changes in operating assets and liabilities	$111,370	$201,082

The company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes certain non-GAAP performance measures may provide users of this financial information with additional meaningful comparisons between current results and the results of the company's peers and of prior periods.

(1) Operating Cash Flow is defined as Net cash provided by operating activities before changes in operating assets and liabilities and other non-cash items. Management believes that the non-GAAP measure of operating cash flow is useful as an indicator of an oil and gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.

Management presents the following measures because (i) they are consistent with the manner in which the company's performance is measured relative to the performance of its peers, (ii) these measures are more comparable to earnings estimates provided by securities analysts, and (iii) charges or amounts excluded cannot be reasonably estimated and guidance provided by the company excludes information regarding these types of items. These adjusted amounts are not a measure of financial performance under GAAP.

(2) Adjusted Net Income is defined as Net income (loss) adjusted to exclude certain charges or amounts in order to exclude the volatility associated with the effects of non-recurring charges, non-cash mark-to-market gains or losses on commodity derivatives, non-cash ceiling test impairments and other similar items.

(3) Adjusted Net Income Margin is defined as Adjusted Net Income divided by the sum of Oil and natural gas sales plus Realized gain (loss) on commodity derivatives.

(4) Adjusted Operating Cash Flow Margin is defined as Operating Cash Flow divided by the sum of Oil and natural gas sales plus Realized gain (loss) on commodity derivatives.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent energy company engaged in domestic natural gas and oil exploration, development and production. The company is listed on the New York Stock Exchange and trades under the ticker symbol "UPL". Additional information on the company is available at www.ultrapetroleum.com.

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, the company can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the company's businesses are set forth in its filings with the SEC, particularly in the section entitled "Risk Factors" included in its Annual Report on Form 10-K for the most recent fiscal year and from time to time in other filings made by the company with the SEC. These risks and uncertainties include, but are not limited to, increased competition, the timing and extent of changes in prices for oil and gas, particularly in Wyoming and Pennsylvania, the timing and extent of the company's success in discovering, developing, producing and estimating reserves, the effects of weather and government regulation, availability of oil field personnel, services, drilling rigs and other equipment, as well as other factors listed in the reports filed by the company with the SEC. Full details regarding the selected financial information provided above will be available in the company's report on Form 10-Q for the quarter ended March 31, 2015.

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CONTACT: Kelly L. Whitley, Director, Investor Relations, 281-582-6602, kwhitley@ultrapetroleum.com